EXHIBIT 10.1

November 25, 2013
Barry Kelley
423 Pleasant Valley
Aptos, CA 95003

Dear Barry,

I am pleased to offer you the position of Executive Vice President - Stores and Wholesale for West Marine Inc. (the “Company”), subject to approval by the Company’s Board of Directors (“Board”) at its meeting scheduled on December 5, 2013 (“December Meeting”).  This letter serves to document the terms of our employment offer, if approved by the Board at its December meeting:

Position Title:	Executive Vice President - Stores and Wholesale. Position located in Watsonville, CA.

Reports To:	Matt Hyde – CEO and President.

Annual Salary:	This position offers a bi-weekly salary of $12,307.69 which is the equivalent of $320,000 on an annual basis.
Annual Bonus:	Target payout of up to 50% of annual base salary per department specifics.
Benefits:	As per company policy.
Equity Awards:
Equity to be granted per the terms of the Company’s equity award grant policy, the Omnibus Equity Incentive Plan and equity award agreements and other terms and criteria approved by the Compensation and Leadership Development Committee of the Board.

At-Will Employment:
This letter, your equity award agreements and your severance letter entered into in 2004 contain the entire agreement with respect to your employment and supersede all prior proposals and agreements regarding the terms of your engagement. The terms of this offer may only be changed in a signed writing, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other associates. Your employment with the Company is for no specific period and constitutes “at-will” employment.  As a result, you are free to terminate employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time for any reason or no reason.

Start Date:	Thursday, December 5, 2013.

To indicate your acceptance of this offer if approved by the Board, on or after the date of the December Meeting, please sign, date and return this letter to me via fax at (831) 768-5223.

Congratulations Barry! The entire team looks forward to working with you in your new role.

Sincerely, /s/ Matt Hyde Matt Hyde, CEO
I, Barry Kelley, officially accept the above offer of employment with West Marine.
/s/ Barry Kelley	12/5/2013
Signature	Date

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